Exhibit 99.1
Fluence Energy, Inc. Reports Strong Financial Performance Highlighted By Cash Generation;
Reaffirms Fiscal Year 2024 Guidance Ranges
ARLINGTON, Va., May 8, 2024 (GLOBE NEWSWIRE) – Fluence Energy, Inc. (Nasdaq: FLNC) (“Fluence” or the “Company”), a leading global provider of energy storage products and services as well as digital applications for renewables and storage, today announced its results for the three and six months ended March 31, 2024.
Financial Highlights for Second Fiscal Quarter ended March 31, 2024
•Revenue of approximately $623.1 million, which represents a decrease of approximately 11% from the same quarter last year, primarily driven by timing of product deliveries.
•GAAP gross profit margin improved to approximately 10.3%, compared to approximately 4.4% for the same quarter last year.
•Adjusted gross profit margin1 improved to approximately 10.6%, compared to approximately 4.6% for the same quarter last year.
•Net loss of approximately $12.9 million, improved from net loss of approximately $37.4 million for the same quarter last year.
•Adjusted EBITDA1 of approximately negative $6.1 million, improved from approximately negative $27.7 million for the same quarter last year.
•Backlog2 of approximately $3.7 billion as of March 31, 2024, compared to approximately $3.7 billion as of December 31, 2023.
•Total Cash3 of approximately $541.5 million, representing an increase of approximately $79 million from September 30, 2023.
•Net cash provided by operating activities was approximately $90.2 million in the first half of the fiscal year 2024, compared to approximately negative $163.4 million in the same period last year.
•Free cash flow1 was approximately $87.8 million in the first half of fiscal year 2024, compared to approximately negative $164.5 million in the same period last year.
Executive Summary
"I am pleased to report that in the second quarter, Fluence delivered more than $620 million of revenue and increased its total cash position to more than $540 million. We continued to demonstrate consistent profitability with our third consecutive quarter of double-digit gross margins. This strong financial performance reflects our commitment to strong execution and continuous focus on our customers to deliver competitive, reliable, and safe solutions," said Julian Nebreda, the Company’s President and Chief Executive Officer.
1 Non-GAAP Financial Metric. See the section below titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measure stated in accordance with GAAP.
2 Backlog represents the unrecognized revenue value of our contractual commitments, which include deferred revenue and amounts that will be billed and recognized as revenue in future periods. The Company’s backlog may vary significantly each reporting period based on the timing of major new contractual commitments and the backlog may fluctuate with currency movements. In addition, under certain circumstances, the Company’s customers have the right to terminate contracts or defer the timing of its services and their payments to the Company.
3 Total Cash includes Cash and cash equivalents + Restricted Cash.

"We made significant progress this quarter in offering products that provide greater value to our customers and we are seeing growing interest in these. Specifically, we recently launched our new Gridstack Pro 5000 product, our larger, and more energy-dense 5 MWh enclosure. Furthermore, discussions with potential customers for our domestic content offering are progressing and to that end, we recently signed our first contract."
Mr. Nebreda continued, "I am pleased to report that we are making substantial progress on each of our strategic objectives detailed below."
Strategic Objectives
1.Deliver Profitable Growth
•The Company generated approximately $64.2 million of Gross Profit and approximately $65.9 million of Adjusted Gross Profit4 in the current quarter, representing 108% and 105% year-over-year increase, respectively. Furthermore, this quarter was the third consecutive quarter that the Company generated double-digit gross profit and adjusted gross profit margins.
•For the first half of fiscal year 2024, we achieved record net cash provided by operating activities of approximately $90.2 million, compared to approximately negative $163.4 million in the same period last year, and record free cash flow4 of approximately $87.8 million compared to approximately negative $164.5 million in the same period last year.
•Total Cash5 as of March 31, 2024 of $541.5 million increased by approximately $65 million from December 31, 2023, making this the fourth consecutive quarter in which Total Cash has increased.
2.Develop Products and Solutions That Our Customers Need
•During the quarter, we began offering Gridstack Pro 5000, our larger and more dense 5 MWh, 20 foot enclosure, thus allowing for energy dense solutions at project sites, optimizing land usage, improving overall efficiency, and lowering cost.
•Signed our first domestic content contract that will benefit from incremental incentives under the Inflation Reduction Act of 2022 (the "IRA").
3.Convert Our Supply Chain into a Competitive Advantage
•Currently on track for start of U.S. battery module production in 2024, which is expected to enable our products to meet the criteria for domestic content incentives under the IRA. Fluence is one of the first suppliers capable of providing these products and we continue to see tremendous interest from customers for U.S. domestic content.
4.Use Fluence Digital as a Competitive Differentiator and Margin Driver
•Digital backlog increased approximately 75% when compared to the same quarter last year.
5.Work Better
•In April 2024, Fluence released its second annual sustainability report, building upon the sustainability disclosures from our inaugural report published in April 2023 and providing updates on Fluence’s sustainability strategy.
Fiscal Year 2024 Guidance
The Company is reaffirming its fiscal year 2024 total revenue and Adjusted EBITDA6 guidance ranges of $2.7 billion to $3.3 billion and $50 million to $80 million, respectively. Approximately 90% of the midpoint of the fiscal year 2024 revenue guidance is covered by the Company's current backlog plus revenue recognized year to date. In addition, the Company is reaffirming its fiscal year 2024 annual recurring revenue ("ARR") guidance of approximately $80 million.
4 Non-GAAP Financial Metric. See the section below titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measure stated in accordance with GAAP.
5 Total Cash includes Cash and cash equivalents + Restricted Cash.
6Non-GAAP Financial Metric. See the section below titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures and a discussion of why we are unable to reconcile Adjusted EBITDA guidance to its most directly comparable GAAP financial measure.

"We remain committed to delivering attractive revenue growth, while improving margins and operating cash flow. We are also laser focused on improving our cost structure. This commitment is reflected in our strong financial results for the first half of this year, including approximately $88 million of free cash flow7 generation," said Ahmed Pasha, Fluence's Chief Financial Officer. "Our $16 billion development pipeline positions us well to deliver attractive returns to our shareholders in 2025 and beyond."
The foregoing Fiscal Year 2024 Guidance statement represents management's current best estimate as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.

Share Count
The shares of the Company’s common stock as of March 31, 2024 are presented below:

Common Shares
Class B-1 common stock held by AES Grid Stability, LLC	51,499,195
Class A common stock held by Siemens AG	39,738,064
Class A common stock held by SPT Invest Management, Sarl	11,761,131
Class A common stock held by Qatar Holding LLC	14,668,275
Class A common stock held by public	61,220,068
Total Class A and Class B-1 common stock outstanding	178,886,733
Conference Call Information
The Company will conduct a teleconference starting at 8:30 a.m. EDT on Thursday, May 9th, 2024, to discuss the second fiscal quarter results. To participate, analysts are required to register by clicking Fluence Energy Q2 Earnings Call Registration Link. Once registered, analysts will be issued a unique PIN number and dial-in number. Analysts are encouraged to register at least 15 minutes before the scheduled start time.
General audience participants, and non-analysts are encouraged to join the teleconference in a listen-only mode at: Fluence Energy Listen - Only Webcast, or on www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations. Supplemental materials that may be referenced during the teleconference will be available at: www.fluenceenergy.com, by selecting Investors, News & Events, and Events & Presentations.
A replay of the conference call will be available after 1:00 p.m. EDT on Thursday, May 9th, 2024. The replay will be available on the Company’s website at www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations.
7 Non-GAAP Financial Metric. See the section below titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measure stated in accordance with GAAP.

Non-GAAP Financial Measures
We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Profit Margin, and Free Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. These measures have limitations as analytical tools, including that other companies, including companies in our industry, may calculate these measures differently, reducing their usefulness as comparative measures.
Adjusted EBITDA is calculated from the consolidated statements of operations using net income (loss) adjusted for (i) interest income, net, (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) certain other income or expenses and (vi) non-recurring income or expenses. Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability.
Adjusted Gross Profit is calculated using gross profit, adjusted to exclude (i) stock-based compensation expenses, (ii) amortization (iii) certain other income or expenses and (iv) non-recurring income or expenses. Adjusted Gross Profit Margin is calculated using Adjusted Gross Profit divided by total revenue.

Free Cash Flow is calculated from the consolidated statements of cash flows and is defined as net cash provided by (used in) operating activities, less purchase of property and equipment made in the period. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth. Limitations on the use of Free Cash Flow include (i) it should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures (for example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets); (ii) Free Cash Flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities; and (iii) this metric does not reflect our future contractual commitments.

Please refer to the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures included in tables contained at the end of this release.
The Company is not able to provide a quantitative reconciliation of Adjusted EBITDA guidance for fiscal year 2024 to the nearest respective GAAP measure within this press release because of the uncertainty around certain items that may impact Adjusted EBITDA, including, but not limited to, stock compensation expenses, which are not within our control or cannot be reasonably predicted without unreasonable effort.
About Fluence
Fluence Energy, Inc. (Nasdaq: FLNC) is a global market leader in energy storage products and services, and optimization software for renewables and storage. With a presence in 47 markets globally, Fluence provides an ecosystem of offerings to drive the clean energy transition, including modular, scalable energy storage products, comprehensive service offerings, and AI-enabled optimization software for managing and optimizing renewables and storage from any provider. The Company is transforming the way we power our world by helping customers create more resilient and sustainable electric grids.
For more information, visit our website, or follow us on LinkedIn or X (formerly Twitter). To stay up to date on the latest industry insights, sign up for Fluence's Full Potential Blog.
Cautionary Note Regarding Forward-Looking Statements
The statements contained in this press release and statements that are made on our earnings call that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements set forth above under “Fiscal Year 2024 Guidance,” "Strategic Objectives", and other statements regarding the Company's future financial and operational performance, including, but not limited to, expectations relating to Adjusted EBITDA, gross profit margin, adjusted gross profit margin, operating margins, and operating expenses, excluding stock compensation expenses for future fiscal quarters and full fiscal year 2024, growth, including anticipated revenue growth through fiscal year 2025, liquidity and access to capital, and cash flows, expectations relating to backlog, pipeline, and contracted backlog, the implementation and anticipated benefits of the Company's enumerated strategic objectives, anticipated demand for the Company's energy storage solutions, services and digital applications, including domestic content products, expected impact and benefits from the IRA on the Company and its customers, anticipated timeline of U.S. battery module production, new products and product innovation, including Gridstack Pro 5000 product and its anticipated operational performance, relationships with new and existing customers and suppliers, market and industry outlook and related opportunities for the Company, future results of operations, future revenue recognition and estimated revenues, future capital expenditures and debt service obligations, and projected costs, prospects, beliefs, assumptions, plans, and objectives of management for future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “may,” “possible,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments, as well as a number of assumptions concerning future events, and their potential effects on our business. These forward-looking statements are not guarantees of performance, and there can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, which include, but are not limited to, our limited operating and revenue history as an independent entity and the nascent clean energy industry; our history of net losses, we anticipate increasing expenses in the future, and our ability to maintain prolonged profitability; delays, disruptions, and quality control problems in our manufacturing operations; difficulties in establishing mass manufacturing capacity and estimating potential cost savings and efficiencies from anticipated improvements to our manufacturing capabilities; dependence on our existing suppliers and supply chain competition; supplier concentration and capacity; interruption of flow and/or availability of components and materials from international vendors; significant changes in the cost of raw materials and product components; vendor non-compliance with ethical business practices and applicable laws and regulations; loss of significant customers or their inability to perform under their contracts; competition for our offerings and our ability to attract and retain customers; ability to effectively manage our recent and future growth and expansion of our business and operations; ability to maintain and enhance our reputation and brand recognition; success of our relationships with third parties; ability to attract and retain highly qualified personnel; risk related to the construction, utility interconnection, commissioning and installation of our energy storage products, cost overruns, and delays; risks related to defects, errors, vulnerabilities and/or bugs in our products and technology; compromises, interruptions, or shutdowns of our systems; lengthy sales and installation cycle for our products and services and ability to timely close sales; amounts included in our pipeline and contracted backlog may not result in actual revenue or translate into profits; events and incidents relating to storage, delivery, installation, operation, maintenance and shutdowns of our products; risks relating to whether renewable energy technologies are suitable for widespread adoption or if sufficient demand for our hardware and software-enabled services does not develop or takes longer to develop than we anticipate; estimates on size of our total addressable market; barriers arising from electric utility industry policies and regulations; cost of electricity available from alternative sources; risk relating to interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets and corresponding effects on customers’ ability to finance energy storage systems and demand for our products; potential changes in tax laws or regulations, including relating to incentives under the IRA; reduction, elimination, or expiration of government incentives or regulations regarding renewable energy; decline in public acceptance of renewable energy, or delay, prevent, or increase in the cost of customer projects; restrictions set forth in our ABL Credit Agreement or other debt agreements we may enter into; uncertain future capital needs and potential need to raise additional funds in the future; ability to obtain, maintain and enforce proper protection for our intellectual property, including our technology; risks related to us being a “controlled company” within the meaning of the NASDAQ rules; our relationship with our founders; and other factors set forth under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Securities and Exchange Commission (“SEC”) on November 29, 2023, as updated by our Quarterly Reports on Form 10-Q, and in other filings we make with the SEC from time to time. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.
Analyst Contact
Lexington May, Vice President Finance & Investor Relations
+1 713-909-5629
Email: InvestorRelations@fluenceenergy.com
Media Contact
Shayla Ebsen, Director of Communication
+1 605-645-7486
Email: media.na@fluenceenergy.com

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in Thousands, except share and per share amounts)

	Unaudited
	March 31, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$411,798	$345,896
Restricted cash	106,605	106,835
Trade receivables, net	86,798	103,397
Unbilled receivables	132,955	192,064
Receivables from related parties	63,639	58,514
Advances to suppliers	110,759	107,947
Inventory, net	309,059	224,903
Current portion of notes receivable - pledged as collateral	55,251	24,330
Other current assets	45,867	31,074
Total current assets	1,322,731	1,194,960
Non-current assets:
Property and equipment, net	$13,512	$12,771
Intangible assets, net	57,172	55,752
Goodwill	26,266	26,020
Deferred income tax asset	85	86
Note receivable - pledged as collateral	—	30,921
Other non-current assets	110,077	31,639
Total non-current assets	207,112	157,189
Total assets	$1,529,843	$1,352,149
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$244,191	$62,899
Deferred revenue	398,639	273,164
Deferred revenue and payables with related parties	59,046	116,488
Current portion of borrowings against note receivable - pledged as collateral	52,667	22,539
Personnel related liabilities	25,784	52,174
Accruals and provisions	159,613	172,223
Taxes payable	22,023	29,465
Other current liabilities	11,150	16,711
Total current liabilities	973,113	745,663
Non-current liabilities:
Deferred income tax liability	$5,159	$4,794
Borrowings against note receivable - pledged as collateral	—	28,024
Other non-current liabilities	19,835	17,338
Total non-current liabilities	24,994	50,156
Total liabilities	998,107	795,819
Stockholders’ Equity:
Preferred stock, $0.00001 per share, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and September 30, 2023	—	—
Class A common stock, $0.00001 par value per share, 1,200,000,000 shares authorized; 128,081,961 shares issued and 127,387,538 shares outstanding as of March 31, 2024; 119,593,409 shares issued and 118,903,435 shares outstanding as of September 30, 2023, respectively	1	1
Class B-1 common stock, $0.00001 par value per share, 200,000,000 shares authorized; 51,499,195 shares issued and outstanding as of March 31, 2024; 58,586,695 shares issued and outstanding as of September 30, 2023, respectively	—	—
Class B-2 common stock, $0.00001 par value per share, 200,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2024 and September 30, 2023	—	—
Treasury stock, at cost	(7,885)	(7,797)
Additional paid-in capital	617,793	581,104

Accumulated other comprehensive income	3,241	3,202
Accumulated deficit	(200,076)	(174,164)
Total stockholders’ equity attributable to Fluence Energy, Inc.	413,074	402,346
Non-Controlling interests	118,662	153,984
Total stockholders’ equity	531,736	556,330
Total liabilities and stockholders’ equity	$1,529,843	$1,352,149

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)
(U.S. Dollars in Thousands, except share and per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Revenue	$280,652	$405,110	$528,034	$614,564
Revenue from related parties	342,489	293,076	459,063	394,082
Total revenue	623,141	698,186	987,097	1,008,646
Cost of goods and services	558,961	667,373	886,531	965,793
Gross profit	64,180	30,813	100,566	42,853
Operating expenses:
Research and development	17,427	22,551	32,867	41,713
Sales and marketing	15,792	10,401	26,498	19,193
General and administrative	44,067	31,778	81,795	63,045
Depreciation and amortization	2,482	2,669	4,965	5,093
Interest income, net	(1,261)	(2,075)	(3,254)	(2,731)
Other expense (income), net	215	3,012	(972)	(8,130)
Loss before income taxes	(14,542)	(37,523)	(41,333)	(75,330)
Income tax benefit	(1,666)	(126)	(2,901)	(740)
Net loss	$(12,876)	$(37,397)	$(38,432)	$(74,590)
Net loss attributable to non-controlling interest	$(3,707)	$(12,542)	$(12,520)	$(25,093)
Net loss attributable to Fluence Energy, Inc.	$(9,169)	$(24,855)	$(25,912)	$(49,497)

Weighted average number of Class A common shares outstanding
Basic and diluted	126,843,301	116,266,838	123,962,636	115,825,339
Loss per share of Class A common stock
Basic and diluted	$(0.07)	$(0.21)	$(0.21)	$(0.43)

Foreign currency translation (loss) gain, net of income tax expense (benefit) of $(0.2) million in the three months ended March 31, 2024, $0.1 million in the six months ended March 31, 2024, and $0.1 million in the three months ended March 31, 2023, and $0.4 million six months ended March 31, 2023	(1,603)	(1,469)	32	(5,054)
Total other comprehensive (loss) income	$(1,603)	$(1,469)	$32	$(5,054)
Total comprehensive loss	$(14,479)	$(38,866)	$(38,400)	$(79,644)
Comprehensive loss attributable to non-controlling interest	$(4,170)	$(13,036)	$(12,527)	$(26,798)
Total comprehensive loss attributable to Fluence Energy, Inc.	$(10,309)	$(25,830)	$(25,873)	$(52,846)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(U.S. Dollars in Thousands)

	Six Months Ended March 31,
	2024	2023
Operating activities
Net loss	$(38,432)	$(74,590)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,971	5,093
Amortization of debt issuance costs	1,037	457
Inventory provision (benefit)	13,970	(422)
Stock-based compensation expense	12,266	15,763
Deferred income taxes	295	(1,276)
Changes in operating assets and liabilities:
Trade receivables, net	9,753	(244,433)
Unbilled receivables	59,869	(8,756)
Receivables from related parties	1,941	23,683
Advances to suppliers	(36,504)	(3,793)
Inventory	(96,382)	(103,464)
Other current assets	(47,890)	3,148
Other non-current assets	14,337	(292)
Accounts payable	181,142	93,447
Deferred revenue and payables with related parties	(57,469)	(112,586)
Deferred revenue	114,568	300,007
Current accruals and provisions	(12,861)	(77,681)
Taxes payable	(9,646)	3,702
Other current liabilities	1,643	10,511
Other non-current liabilities	(27,360)	8,071
Net cash provided by (used in) operating activities	90,248	(163,411)
Investing activities
Proceeds from maturities of short-term investments	—	41,603
Payments for purchase of investment in joint venture	—	(5,013)
Capital expenditures on software	(5,018)	—
Purchase of property and equipment	(2,473)	(1,087)
Net cash (used in) provided by investing activities	(7,491)	35,503
Financing activities
Class A common stock withheld related to settlement of employee taxes for stock-based compensation awards	(88)	(288)
Debt Issuance Costs	(4,299)	—
Payments for acquisitions	(3,892)	—
Proceeds from exercise of stock options	1,648	2,956
Proceeds from borrowing against note receivable - pledged as collateral	—	21,142
Net cash (used in) provided by financing activities	(6,631)	23,810
Effect of exchange rate changes on cash and cash equivalents	2,625	(13,042)
Net increase (decrease) in cash, cash equivalents, and restricted cash	78,751	(117,140)
Cash, cash equivalents, and restricted cash as of the beginning of the period	462,731	429,721
Cash, cash equivalents, and restricted cash as of the end of the period	$541,482	$312,581
Supplemental Cash Flows Information
Interest paid	$1,098	$511
Cash paid for income taxes	$1,309	$585

Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation. Interest income of $3.2 million and $4.7 million for the three and six months ended March 31, 2023, was reclassified from other expense (income), net to interest income, net on the condensed consolidated statement of operations and comprehensive loss. The reclassification had no impact on loss before income taxes or net loss for any period presented. Provision on loss contracts, net of $2.0 million for the six months ended March 31, 2023, was reclassified to current accruals and provisions on the condensed consolidated statement of cash flows. The reclassification had no impact on cash provided by (used in) operations for the period presented.

FLUENCE ENERGY, INC.
KEY OPERATING METRICS (UNAUDITED)
The following tables present our key operating metrics as of March 31, 2024 and September 30, 2023. The tables below present the metrics in either Gigawatts (GW) or Gigawatt hours (GWh). Our key operating metrics focus on project milestones to measure our performance and designate each project as either “deployed”, “assets under management”, “contracted backlog”, or “pipeline”.

	March 31, 2024	September 30, 2023	Change	Change %
Energy Storage Products and Solutions
Deployed (GW)	4.1	3.0	1.1	37%
Deployed (GWh)	10.3	7.2	3.1	43%
Contracted Backlog (GW)	5.3	4.6	0.7	15%
Pipeline (GW)	18.4	12.2	6.2	51%
Pipeline (GWh)	56.2	34.2	22.0	64%

(amounts in GW)	March 31, 2024	September 30, 2023	Change	Change %
Service Contracts
Assets under Management	3.3	2.8	0.5	18%
Contracted Backlog	3.6	2.9	0.7	24%
Pipeline	20.4	13.7	6.7	49%

(amounts in GW)	March 31, 2024	September 30, 2023	Change	Change %
Digital Contracts
Assets under Management	17.2	15.5	1.7	11%
Contracted Backlog	6.9	6.8	0.1	1%
Pipeline	35.6	24.4	11.2	46%
The following table presents our order intake for the three and six months ended March 31, 2024 and 2023. The table is presented in Gigawatts (GW):

(amounts in GW)	Three Months Ended March 31,				Six Months Ended March 31,
	2024	2023	Change	Change %	2024	2023	Change	Change %
Energy Storage Products and Solutions
Contracted	0.9	0.6	0.3	50%	2.1	1.2	0.9	75%
Service Contracts
Contracted	0.5	1.0	(0.5)	(50)%	1.6	1.1	0.5	45%
Digital Contracts
Contracted	3.1	2.7	0.4	15%	3.5	3.5	—	—%
Deployed
Deployed represents cumulative energy storage products and solutions that have achieved substantial completion and are not decommissioned. Deployed is monitored by management to measure our performance towards achieving project milestones.
Assets Under Management
Assets under management for service contracts represents our long-term service contracts with customers associated with our completed energy storage system products and solutions. We start providing maintenance, monitoring, or other operational services after the storage product projects are completed. In some cases, services may be commenced for energy storage solutions prior to achievement of substantial completion. This is not limited to energy storage solutions delivered by Fluence. Assets under management for digital software represents contracts signed and active (post go live). Assets under management serves as an indicator of expected revenue from our customers and assists management in forecasting our expected financial performance.
Contracted Backlog
For our energy storage products and solutions contracts, contracted backlog includes signed customer orders or contracts under execution prior to when substantial completion is achieved. For service contracts, contracted backlog includes signed service agreements associated with our storage product projects that have not been completed and the associated service has not started. For digital applications contracts, contracted backlog includes signed agreements where the associated subscription has not started.
We cannot guarantee that our contracted backlog will result in actual revenue in the originally anticipated period or at all. Contracted backlog may not generate margins equal to our historical operating results. We have only recently begun to track our contracted backlog on a consistent basis as performance measures, and as a result, we do not have significant experience in determining the level of realization that we will achieve on these contracts. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our contracted backlog fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Contracted/Order Intake
Contracted, which we use interchangeably with “Order Intake”, represents new energy storage product and solutions contracts, new service contracts and new digital contracts signed during each period presented. We define “Contracted” as a firm and binding purchase order, letter of award, change order or other signed contract (in each case an “Order”) from the customer that is received and accepted by Fluence. Our order intake is intended to convey the dollar amount and gigawatts (operating measure) contracted in the period presented. We believe that order intake provides useful information to investors and management because the order intake provides visibility into future revenue and enables evaluation of the effectiveness of the Company’s sales activity and the attractiveness of its offerings in the market.
Pipeline
Pipeline represents our uncontracted, potential revenue from energy storage products and solutions, service, and digital software contracts, which have a reasonable likelihood of contract execution within 24 months. Pipeline is an internal management metric that we construct from market information reported by our global sales force. Pipeline is monitored by management to understand the anticipated growth of our Company and our estimated future revenue related to customer contracts for our battery-based energy storage products and solutions, services and digital software.
We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. We have only recently begun to track our pipeline on a consistent basis as performance measures, and as a result, we do not have significant experience in determining the level of realization that we will achieve on these contracts. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fail to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Annual Recurring Revenue
ARR represents the net annualized contracted value including software subscriptions including initial trial, licensing, long term service agreements, and extended warranty agreements as of the reporting period. ARR excludes one-time fees, revenue share or other revenue that is non-recurring and variable. The Company believes ARR is an important operating metric as it provides visibility to future revenue. It is important to management to increase this visibility as we continue to expand. ARR is not a forecast of future revenue and should be viewed independently of revenue and deferred revenue as ARR is an operating metric and is not intended to replace these items.

FLUENCE ENERGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

The following tables present non-GAAP measures for the periods indicated.

($ in thousands)	Three Months Ended March 31,		Change	Change %	Six Months Ended March 31,		Change	Change %
	2024	2023			2024	2023
Net loss	$(12,876)	$(37,397)	$24,521	66%	$(38,432)	$(74,590)	$36,158	48%
Add:
Interest income, net(a)	(1,261)	(2,075)	814	(39)%	(3,254)	(2,731)	(523)	19%
Income tax benefit	(1,666)	(126)	(1,540)	1222%	(2,901)	(740)	(2,161)	292%
Depreciation and amortization	3,088	2,669	419	16%	5,971	5,093	878	17%
Stock-based compensation(b)	6,636	7,263	(627)	(9)%	12,266	15,763	(3,497)	(22)%
Other expenses(c) (d)	—	1,967	(1,967)	(100)%	1,984	3,474	(1,490)	(43)%
Adjusted EBITDA	$(6,079)	$(27,699)	$21,620	78%	$(24,366)	$(53,731)	$29,365	55%
(a) Interest income, net for the three and six months ended March 31, 2023 have been recast to conform with current period presentation as described above after the unaudited condensed consolidated statements of cash flows table.
(b) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(c) Amount for the three months ended March 31, 2023 included $2.0 million in severance costs and consulting fees related to the restructuring plan.
Amount for the six months ended March 31, 2024 includes approximately $1.2 million of costs related to the termination of the Company's revolving credit agreement and $0.8 million in costs related to the secondary offering by selling shareholders that closed in December 2023. Amount for the six months ended March 31, 2023 included $3.5 million in severance costs and consulting fees related to the restructuring plan.
(d) Costs related to the COVID-19 pandemic, the cargo loss incident, external expenses related to the ongoing remediation of our material weakness, and legal fees related to the 2021 and 2022 overheating events at customer facilities which the Company had historically excluded from Adjusted EBITDA, are no longer excluded. Adjusted EBITDA results for the three and six months ended March 31, 2023 have been recast for comparative purposes.

($ in thousands)	Three Months Ended March 31,		Change	Change %	Six Months Ended March 31,		Change	Change %
	2024	2023			2024	2023
Total revenue	$623,141	$698,186	$(75,045)	(11)%	$987,097	$1,008,646	$(21,549)	(2)%
Cost of goods and services	558,961	667,373	(108,412)	(16)%	886,531	965,793	(79,262)	(8)%
Gross profit	64,180	30,813	33,367	108%	100,566	42,853	57,713	135%
Add:
Stock-based compensation (a)	1,121	1,256	(135)	(11)%	2,380	2,156	224	10%
Amortization (b)	606	—	606	100%	1,006	—	1,006	100%
Other expenses(c) (d)	—	139	(139)	(100)%	—	328	(328)	(100)%
Adjusted Gross Profit	$65,907	$32,208	$33,699	105%	$103,952	$45,337	$58,615	129%
Adjusted Gross Profit Margin %	10.6%	4.6%			10.5%	4.5%
(a) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(b) Amount relates to amortization of capitalized software included in cost of goods and services.
(c) Amount for the three months ended March 31, 2023 included $0.1 million in severance costs related to the restructuring plan.
Amount for the six months ended March 31, 2023 included $0.3 million in severance costs related the restructuring plan.
(d) Costs related to the COVID-19 pandemic, the cargo loss incident, and legal fees related to the 2021 and 2022 overheating events at customer facilities, which the Company had historically excluded from Adjusted Gross Profit and Adjusted Gross Profit Margin, are no longer excluded. Adjusted Gross Profit and Adjusted Gross Profit Margin results for the three and six months ended March 31, 2023 have been recast for comparative purposes.

($ in thousands)	Six Months Ended March 31,		Change	Change %
	2024	2023
Net cash provided by (used in) operating activities	$90,248	$(163,411)	$253,659	155%
Less: Purchase of property and equipment	(2,473)	(1,087)	(1,386)	(128)%
Free Cash Flow	$87,775	$(164,498)	$252,273	153%